PRESS RELEASE



FOR RELEASE:    IMMEDIATE

CONTACT:        Timothy J. Rigas, Senior Vice President
                (814) 274-9830

Coudersport, PA -- March 1, 1995


          Today, Adelphia Communications Corporation and its related companies ("Adelphia") and FPL Group, Inc. ("FPL Group"), the parent of Florida Power & Light Company announced that in several related transactions FPL Group will exchange cable systems serving approximately 50,000 subscribers in Florida and the cash proceeds from the sale of two cable joint ventures for a newly issued preferred limited partnership interest in the face amount of $112,500,000 in Olympus Communications, L.P. ("Olympus") and 1,000,000 shares of Adelphia Class A Common Stock valued at a price of $15 per share. Adelphia will hold an identical preferred limited partnership interest in Olympus in the face amount of $225,000,000.

          Upon the consummation of this transaction and the acquisition of WB Cable Associates, L.P., Adelphia will own or manage approximately 460,000 cable subscribers in Florida.

          James Broadhead, Chairman of FPL Group, said "I am very excited about this opportunity and the benefits this relationship will have for both companies. The transaction places all of our remaining cable television properties in the hands of a strong partner and takes FPL Group out of the day-to-day operations of the cable television business while at the same time providing it an opportunity to share in the future growth of a dynamic industry."

          John Rigas, Chairman of Adelphia, said "We have had a profitable and friendly relationship with FPL Group as partners previously, so I am delighted that we can renew our partnership. Having been in the cable business since 1952, I appreciate the attention to detail of the management of FPL Group but also have been impressed by the entrepreneurial spirit and expertise of their management. The combination of Florida Power & Light's strong presence in Florida and Adelphia's communications expertise will make for a successful business relationship."

          Timothy Rigas, Chief Financial Officer of Adelphia, said "The relationship will provide more favorable terms for and enhanced access to capital resources."